Exhibit 99.1

Tivic Health Reports Findings of Clinical Optimization Trial of Non-Invasive Cervical Vagus Nerve Stimulation (ncVNS)

The study demonstrated that personalizing the stimulation parameters to each user dramatically enhanced autonomic effects

Fremont, Calif. -  November 13, 2025 - Tivic Health Systems, Inc. (Nasdaq: TIVC), a diversified immunotherapeutics company, announced today it has optimized key device and treatment parameters including frequency, amplitude, electrode positioning, and duration of stimulation as a result of its collaborative study with The Feinstein Institutes for Medical Research at Northwell Health.

Physiological measurements taken before, during, and after ncVNS treatment found the following:

●	Personalizing the frequency of ncVNS stimulation to each study subject resulted in a 46% increase in heart rate variability, which was 8.9x more effective than applying the same frequency to all subjects

●	The optimal ncVNS frequency for each subject was found to be different between visits, indicating the importance of personalizing the stimulation parameters before each treatment

●	Certain placement and configurations of electrodes were found to be more effective than others, with some placements increasing heart rate variability and others markedly reduce heart rate variability

●	Four minutes of ncVNS stimulation was sufficient to drive a large increase in heart rate variability and was more effective than twenty minutes of stimulation.

While previous studies of non-invasive VNS devices have reported mixed results for autonomic nervous system changes, Tivic's study demonstrated that specific parameters could reproducibly impact outcomes.

“What makes our findings so compelling is that they advance the field of neurostimulation by underscoring the importance of stimulation frequency personalization, laterality and placement of stimulation electrodes, and duration of treatment,” stated Jennifer Ernst, CEO of Tivic Health. “While these results were in healthy subjects, this data combined with our past studies suggest our ncVNS approach may have clinical utility in several very large patient populations including ischemic stroke, post-traumatic stress disorder, and inflammatory diseases, among others.”

Ernst continued, “Our mission is to harness the immune system to improve clinical outcomes and save lives. We are energized by these results and we believe that this new data will enable us to unlock valuable new opportunities that can be developed either in house or with partners as funding is allocated across a growing pipeline of late-, mid- and early stage product candidates.”

About Tivic Health Systems, Inc.

Tivic’s dual platform utilizes the body’s biopharmaceutical and bioelectronic systems to treat unmet medical needs through targeting the immune system.

Tivic’s biologics compounds activate an innate immune pathway to prevent cell death in the bone marrow and epithelial tissues across systems impacted by radiation and age. The company’s lead drug candidate, Entolimod™ for acute radiation syndrome, is a novel TLR5 agonist that has been granted Fast Track and Orphan Drug designations and is in late-stage development.

Tivic’s bioelectronic program is developing a novel, non-invasive medical device designed to target the neural pathways implicated in many prevalent and debilitating diseases. Early trials show promising signals that Tivic’s approach may regulate specific biologic responses, and the company believes its early-stage vagus nerve stimulation device has the potential to deliver clinical outcomes similar to or better than those of surgically implanted devices. To learn more about Tivic, visit: https://ir.tivichealth.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate, including as a result of interactions with and guidance from the FDA and other regulatory authorities; changes to the company’s relationship with the its partners; timing and success of clinical trials and study results; the indications for which the company’s ncVNS approach may ultimately be found to have clinical utility based on additional studies and trials; the company’s ability to unlock new opportunities for the further development of its ncVNS platform; the failure to obtain FDA or similar clearances or approvals and noncompliance with FDA or similar regulations; the company’s future development of its ncVNS treatment, Entolimod and Entolasta; changes to the company’s business strategy; regulatory requirements and pathways for approval; the company’s ability to successfully commercialize its product candidates in the future; the potential opportunities that may be available to the company and its product candidates in the future; the company’s need for, and ability to secure when needed, additional working capital; the company’s ability to maintain its Nasdaq listing; and changes in tariffs, inflation, legal, regulatory, political and economic risks. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of risks and uncertainties relevant to the company, and other important factors, see Tivic Health’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 21, 2025, under the heading “Risk Factors,” as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

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Investor Contact:
Hanover International, Inc.
ir@tivichealth.com

Media Contact:
Deanne Eagle or Laura Min Jackson
media@tivichealth.com

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